Exhibit 32

Certifications Required by Section 1350 of Title 18 of the United States Code

Each of the undersigned hereby certifies in his capacity as an officer of Charter One Financial, Inc. (the “Registrant”) that the Quarterly Report of the Registrant on Form 10-Q for the period ended June 30, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Registrant at the end of such period and the results of operations of the Registrant for such period.

Date: August 14, 2003	/s/ Charles John Koch
Charles John Koch Chairman of the Board, President and Chief Executive Officer

Date: August 14, 2003	/s/ Richard W. Neu
Richard W. Neu Executive Vice President and Chief Financial Officer

32